UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 3, 2019

ENCORE WIRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20278	75-2274963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1329 Millwood Road McKinney, Texas		75069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 562-9473

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	WIRE	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Frank J. Bilban, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary of Encore Wire Corporation, a Delaware corporation (the “Company”) has notified the Company of his planned retirement, expected to occur in May of 2020. Mr. Bilban will continue to serve as Chief Financial Officer, Treasurer and Secretary until December 31, 2019, following which time Bret J. Eckert will succeed Mr. Bilban in such officer positions effective January 1, 2020. In order to ensure an effective transition of duties from Mr. Bilban to Mr. Eckert, Mr. Eckert has been appointed to serve as a Vice President – Finance of the Company, effective September 3, 2019, while Mr. Bilban also continues to serve as a Vice President – Finance of the Company until his retirement.

Mr. Eckert, age 52, has extensive experience managing financial operations in several firms. Most recently, Bret served as Executive Managing Director for the Houston office of Riveron Consulting LLC, a business advisory firm, from June 2018 to August 2019. Previously, he was Senior Vice President and CFO of Atmos Energy Corporation, a natural-gas-only distributor, in Dallas for approximately five years. He spent the first twenty-two years of his career with Ernst & Young LLP, where he was a partner for ten years. Bret had numerous manufacturing clients including Encore Wire, whom he audited for five years as a Manager and later for five years as a Partner. The Encore team and Bret know each other well.

Mr. Eckert will receive a base salary of $400,000 per year. In connection with his employment, he will receive a $100,000 signing bonus and will be eligible to receive cash incentive bonus payments as determined by the Compensation Committee of the Company based on various factors, including Company performance and individual performance. Mr. Eckert will be eligible for equity compensation awards in accordance with the Company’s 2010 Stock Option Plan (as amended and restated effective February 20, 2017). In connection with Mr. Eckert’s employment, he will be granted 20,000 shares of restricted stock of the Company.

In connection with the appointment of Mr. Eckert as Vice President – Finance he will enter into an indemnity agreement with the Company, in the form of Exhibit 10.11 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 (the “Indemnity Agreement”), which provides indemnification for such executive officer to the fullest extent permitted by law against all expenses liabilities, losses, judgments, fines, excise taxes, penalties and settlement amounts paid or incurred by such executive officer in any action or proceeding as the Company’s executive officer. In addition, the Indemnity Agreement provides for advancement of expenses actually incurred within ten days following receipt of a statement requesting such advancement.

The foregoing description of the terms of the Indemnity Agreement is qualified in its entirety by the Indemnity Agreement, which is filed as Exhibit 10.11 to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 and is incorporated herein by reference.

Item 7.01(d). Regulation FD Disclosure.

On September 3, 2019, the Company issued a press release announcing the planned retirement of Frank J. Bilban as Vice President – Finance, Chief Financial Officer, Treasurer and Secretary of the Company and the appointment of his successor. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, neither the information under this Item 7.01 nor the press release attached as Exhibit 99.1 shall be deemed “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01(d). Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 3, 2019

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE WIRE CORPORATION

Date: September 9, 2019	By:	/s/ FRANK J. BILBAN
Frank J. Bilban, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary